Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated October 18, 2024, on the balance sheet of Virpax Pharmaceuticals, Inc. as of December 31, 2023, and 2022, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Henderson, Nevada

October 28, 2024

PCAOB ID Number 6797

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 l www.bushandassociatescpas.com